Exhibit 99.1

Pacific Biosciences Appoints Kathy Ordoñez to Board of Directors

Industry Veteran Previously Served as SVP at Quest Diagnostics and CEO of Celera and of Roche Molecular Systems

MENLO PARK, California, USA – December 18, 2014 – Pacific Biosciences of California, Inc., (Nasdaq:PACB) provider of the PacBio® RS II Sequencing System,  today announced that it has appointed industry veteran Kathy Ordoñez to its Board of Directors. Ordoñez has a 30 year history of leadership in the life sciences and diagnostics industries, including positions as Senior Vice President of Quest Diagnostics, Chief Executive Officer of Celera, founder of Celera Diagnostics, and President and Chief Executive Officer for Roche Molecular Systems.

In 2011 Ordoñez joined Quest as part of its acquisition of Celera and was responsible for the company’s Diagnostic Solutions businesses, including diagnostic products, life insurer services, clinical trials and healthcare information technology products until she retired in 2013.  Previously, she managed Quest’s innovation pipeline and diagnostic products businesses, led the Celera business (including Berkeley HeartLab) and was responsible for driving the company's focus on personalizing disease management through diagnostic products and services. Prior to the acquisition by Quest, Ordoñez served as Chief Executive Officer of Celera and was a founder of Celera Diagnostics. Before joining Celera's parent company, Applera, in December 2000, Ordoñez held a number of senior positions over a 15-year period with Hoffmann La-Roche. She oversaw the formation of Roche Molecular Systems, serving as President and Chief Executive Officer, and led the application of polymerase chain reaction technology to the diagnostic, research and forensic fields.

"With its exquisite sensitivity and accuracy, long-read sequencing offers tremendous promise for future success in clinical diagnostics," said Kathy Ordoñez. "The remarkable advances Pacific Biosciences has demonstrated, which are already transforming biological studies in the research market, will be critical for driving the molecular diagnostics field forward. Demand for sequencing in that market is taking off, and I look forward to being involved with the company that stands to deliver unprecedented accuracy and completeness for such a critical application."

“Kathy is a highly respected life science and diagnostics executive and we are delighted that she’s joining our Board,” said Michael Hunkapiller, Chairman and Chief Executive Officer of Pacific Biosciences. “Her vision and guidance will be instrumental in shaping the next phase for PacBio as our products become more widely established both in the research market and, in the longer term, through our partnership with Roche Diagnostics.”

About the PacBio RS II and SMRT Sequencing

Pacific Biosciences’ SMRT Sequencing technology achieves the industry’s longest read lengths, highest consensus accuracy, and the least degree of bias. These characteristics, combined with the ability to detect many types of DNA base modifications (e.g., methylation) as part of the sequencing process, make the PacBio RS II an essential tool for many scientists studying genetic and genomic variation. The PacBio platform provides a sequencing solution that can address a growing number of complex medical, agricultural, and industrial problems.

About Pacific Biosciences
Pacific Biosciences of California, Inc. (NASDAQ:PACB) offers the PacBio RS II DNA Sequencing

System to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT) technology, the company’s products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate, and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems. More information is available at www.pacb.com

Contact:

For Pacific Biosciences:

Media:	Investors:
Nicole Litchfield	Trevin Rard
415.793.6468	650.521.8450
nicole@bioscribe.com	ir@pacificbiosciences.com